Exhibit 99.1

HARMONY BIOSCIENCES APPOINTS

PETER Anastasiou To Its Board of Directors

PLYMOUTH MEETING, PA, November 8, 2023 — Harmony Biosciences Holdings, Inc. (“Harmony” or the “Company”) (Nasdaq: HRMY), a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases, today announced the appointment of Peter Anastasiou to the Company's Board of Directors.

Peter is Chief Executive Officer of a development stage company Capsida. Anastasiou held various leadership positions at Lundbeck, where he was critical in shaping overall corporate strategy, R&D priorities, and business development. He served as President of North America, overseeing the U.S. and Canadian business operations, and was U.S. Chief Commercial Officer, directing the commercial operations of the company’s neurology and psychiatry franchises and launching new products and indications.

"I am energized to join Harmony’s Board of Directors at this critical stage of growth for the company. The mission of bringing new treatment options to people living with profound unmet medical needs is a great passion to which I have dedicated my entire professional career," said Anastasiou. "I look forward to supporting this dedicated management team and working with the other visionary leaders on the board of directors as we explore opportunities to bring new treatments to people living with rare neurological diseases."

“Peter’s CNS and business development expertise will support Harmony’s growth priorities,” said Harmony Biosciences Chairman Jeff Aronin. “He brings good experience developing and commercializing new therapeutics for patients with unmet medical needs. Peter aligns with our mission and priorities.”

Before Lundbeck, Anastasiou held management roles at Neuronetics, Inc., Bristol-Myers Squibb Company, and Eli Lilly. He is actively involved in the Healthcare Businesswomen’s Association's (HBA) global advisory board, which awarded him the 2019 HBA Honorable Mentor for his work advocating for gender parity in life science leadership.

Anastasiou holds an MBA from the Kelley School of Business at Indiana University and a BA in economics and management from Albion College.

About Harmony Biosciences

At Harmony Biosciences, we specialize in developing and delivering treatments for rare neurological diseases that others often overlook. We believe that where empathy and innovation meet, a better life can begin for people living with neurological diseases. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, PA, our team of experts from a wide variety of disciplines and experiences is driven by our shared conviction that innovative science translates into therapeutic possibilities for our patients, who are at the heart of everything we do. For more information, please visit www.harmonybiosciences.com.

Harmony Biosciences Media Contact:

Cate McCanless

202-641-6086

cmccanless@harmonybiosciences.com

Harmony Biosciences Investor Contact:

Luis Sanay, CFA

445-235-8386
lsanay@harmonybiosciences.com